Exhibit 2.1

CERTIFICATE OF MERGER

OF

MOONSTONE ACQUISITION, INC.

(a Delaware corporation)

WITH AND INTO

METABASIS THERAPEUTICS, INC.

(a Delaware corporation)

Pursuant to Section 251 of the

General Corporation Law of the State of Delaware

Metabasis Therapeutics, Inc., a Delaware corporation (“Metabasis”), which desires to merge with Moonstone Acquisition, Inc., a Delaware corporation (“Merger Sub”), pursuant to the provisions of Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”), and in lieu of filing the agreement of merger required by Section 251 of the DGCL, does hereby certify as follows:

1. The name and the state of incorporation of each of the constituent corporations (the “Constituent Corporations”) are as follows:

Name	State of Incorporation
Moonstone Acquisition, Inc.	Delaware
Metabasis Therapeutics, Inc.	Delaware

2. An Agreement and Plan of Merger, dated as of October 26, 2009, as amended by an amendment dated November 25, 2009 (as so amended, the “Merger Agreement”), by and among Ligand Pharmaceuticals Incorporated, a Delaware corporation, Merger Sub, Metabasis and David F. Hale as Stockholders’ Representative has been approved, adopted, certified, executed, and acknowledged by both of the Constituent Corporations in accordance with the requirements of Section 251 of the General Corporation Law of the State of Delaware and also by Ligand Pharmaceuticals Incorporated and Mr. Hale to the extent so required by law.

3. Metabasis shall be the surviving corporation in the merger (the “Surviving Corporation”). The name of the Surviving Corporation shall be Metabasis Therapeutics, Inc.

4. The current certificate of incorporation of Metabasis shall be the certificate of incorporation of the Surviving Corporation.

5. The executed Merger Agreement is on file at the office of the Surviving Corporation at 11085 North Torrey Pines Road, Suite 300, La Jolla, California 92037.

6. A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either Constituent Corporation.

7. This Certificate of Merger, and the merger provided for herein, shall become effective at the time this Certificate of Merger is filed with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, Metabasis Therapeutics, Inc. has caused this Certificate of Merger to be executed by the undersigned, its authorized officer, as of this 27th day of January, 2010.

METABASIS THERAPEUTICS, INC.

By:	/s/ David F. Hale
Name:	David F. Hale
Title:	Executive Chairman and Acting Principal Executive Officer

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